Exhibit 21.1

SUBSIDIARIES OF UBID.COM HOLDINGS, INC.

The table below sets forth all subsidiaries of uBid.com Holdings, Inc. and the state or other jurisdiction of incorporation or organization of each.

Subsidiary	State of Incorporation
uBid, Inc.	Delaware